Exhibit 99.1

MALIBU BOATS, INC. ANNOUNCES FIRST QUARTER FISCAL 2017 RESULTS
Loudon, TN - November 1, 2016 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the first quarter of fiscal 2017 ended September 30, 2016.
Highlights for the First Quarter of Fiscal 2017

•	Net sales increased 8.4% to $62.0 million compared to the first quarter of fiscal 2016.

•	Unit volume increased 1.0% to 833 boats compared to the first quarter of fiscal 2016.

•	Net sales per unit increased 7.3% to $74,455 and net sales per unit in the U.S. increased 7.6% to $77,735 compared to the first quarter of fiscal 2016.

•	Gross profit increased 7.6% to $15.8 million compared to the first quarter of fiscal 2016.

•	Net income increased 6.2% to $4.2 million, or $0.21 per share compared to the first quarter of fiscal 2016.

•	Adjusted EBITDA increased 4.4% to $9.9 million from the same period in fiscal 2016.

•	Adjusted fully distributed net income increased 4.1% to $4.9 million compared to the first quarter of fiscal 2016.

•
Adjusted fully distributed net income per share increased 4.0% to $0.26 on a fully distributed weighted average share count of 19.2 million shares of Class A Common Stock as compared to the first quarter of fiscal 2016.

Jack Springer, Chief Executive Officer, stated, "Malibu has again had the best first quarter in units, revenue, net income and Adjusted EBITDA in our history. We continue to meet expectations despite various international and economic uncertainties. While we continue to monitor such factors, we believe we have anticipated and positioned Malibu to be successful despite these influences.
The new product we deliver each year has been a critical driver of our success. We are fortunate that the new boats we have brought to market have been well accepted and have propelled our market share to the highest level in our history. Malibu also continues to be the company of innovation and advanced technology. Our new products and features continue to be compelling and drive the advantages of owning a Malibu boat.
Mr. Springer continued, "While the international markets continue to be challenged due to a strong U.S. dollar among other reasons, the domestic markets have been slightly stronger than we had anticipated. This strength has continued into the fall season, driven by the warm temperatures across most of the country. Especially encouraging is the West region, led by California, where we continue to see strong growth with other regions of the country also faring well. While we continue to watch the global environment, we are encouraged by the strength of the domestic market, the strength of our dealers and the strength of our product.”

Exhibit 99.1

Results of Operations for the First Quarter of Fiscal 2017

	Three Months Ended September 30,
	2016	2015
	(In thousands, except unit and per unit data)
Net sales	$62,021	$57,240
Cost of sales	46,198	42,530
Gross profit	15,823	14,710
Operating expenses:
Selling and marketing	2,423	2,262
General and administrative	6,064	4,626
Amortization	550	547
Operating income	6,786	7,275
Other income (expense):
Other	17	7
Interest expense	(430)	(1,316)
Other expense	(413)	(1,309)
Income before provision for income taxes	6,373	5,966
Provision for income taxes	2,147	1,986
Net income	4,226	3,980
Net income attributable to non-controlling interest	446	422
Net income attributable to Malibu Boats, Inc.	$3,780	$3,558

Unit volumes	833	825
Net sales per unit	$74,455	$69,382
Comparison of the First Quarter Ended September 30, 2016 to the First Quarter Ended September 30, 2015
Net sales for the three months ended September 30, 2016 increased $4.8 million, or 8.4%, to $62.0 million as compared to the three months ended September 30, 2015. Included in net sales for the three months ended September 30, 2016 and September 30, 2015 were net sales of $5.5 million and $4.8 million, respectively, attributable to our Australian business. Unit volume for the three months ended September 30, 2016 increased 8 units, or 1.0%, to 833 units as compared to the three months ended September 30, 2015 due to a demand-driven increase in our daily production rate. Net sales per unit increased 7.3% to $74,455 per unit for the three months ended September 30, 2016 compared to the three months ended September 30, 2015, primarily driven by year over year price increases, lower discount activity, and a mix shift from Axis to Malibu, which carries a higher average selling price than our Axis brand.
Cost of sales for the three months ended September 30, 2016 increased $3.7 million, or 8.6%, to $46.2 million as compared to the three months ended September 30, 2015. The increase in cost of sales was primarily driven by higher material content and labor hours driven by the mix shift to Malibu from Axis.
Gross profit for the three months ended September 30, 2016 increased $1.1 million, or 7.6%, to $15.8 million compared to the three months ended September 30, 2015. The increase in gross profit resulted primarily from higher volumes and year over year price increases. Gross margin for the three months ended September 30, 2016 decreased 20 basis points from 25.7% to 25.5% over the same period in the prior fiscal year. The decrease in gross margin was driven primarily by higher labor costs.
Selling and marketing expense for the three month period ended September 30, 2016 increased $0.2 million, or 7.1%, to $2.4 million compared to the three months ended September 30, 2015, due primarily to increased payroll, commissions, and related costs attributable to additional headcount and timing of marketing events. General and

Exhibit 99.1

administrative expenses for the three months ended September 30, 2016 increased $1.4 million, or 31.1%, to $6.1 million as compared to the three months ended September 30, 2015, largely due to an increase in legal related expenses related to ongoing litigation matters.
Operating income for the first quarter of fiscal 2017 decreased to $6.8 million from $7.3 million in the first quarter of fiscal 2016. Net income for the first quarter of fiscal 2017 increased 6.2% to $4.2 million while net income margin decreased to 6.8% from 7.0% in the first quarter of fiscal 2016. Adjusted EBITDA in the first quarter of fiscal 2017 increased 4.4% to $9.9 million from $9.4 million, while Adjusted EBITDA margin decreased to 15.9% from 16.5% in the first quarter of fiscal 2016.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss first quarter fiscal 2017 results on Tuesday, November 1, 2016, at 8:30 a.m Eastern Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #4405438.
Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Malibu Boats is a leading designer, manufacturer and marketer of performance sport boats, with the #1 market share position in the United States since 2010. The Company has two brands of performance sport boats, Malibu and Axis Wake Research (Axis). Since inception in 1982, the Company has been a consistent innovator in the powerboat industry, designing products that appeal to an expanding range of recreational boaters and water sports enthusiasts whose passion for boating and water sports is a key aspect of their lifestyle.
Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes the statement in this press release regarding the expected demand and acceptance for our new model year 2017 offerings.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: general industry, economic and business conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful introduction of our new products, and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Use and Definition of Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Fully Distributed Net Income. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net

Exhibit 99.1

income as determined in accordance with GAAP or as an indicator of our liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including certain professional fees, acquisition and integration related expenses and non-cash compensation expense. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of net income as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow management to evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods, capital structure and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all Units ("LLC Units") of Malibu Boats Holdings, LLC (the "LLC") into shares of Class A common stock, which results in the elimination of noncontrolling interest in the LLC, and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes (assuming no income attributable to non-controlling interests) at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc, before non-recurring or non-cash items and the effects of noncontrolling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of noncontrolling interest as a result of member exchanges of LLC Units into shares of Class A Common Stock. In addition, because Adjusted Fully Distributed Net Income is susceptible to varying calculations, the Adjusted Fully Distributed Net Income measures, as presented in this release, may differ from and may, therefore, not be comparable to similarly titled measures used by other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin, and of our net income attributable to Malibu Boats, Inc. to Adjusted Fully Distributed Net Income is provided under "Reconciliation of Non-GAAP Financial Measures".

Investor Contacts

Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478

Zac Lemons
Investor Relations
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,
	2016	2015
Net sales	$62,021	$57,240
Cost of sales	46,198	42,530
Gross profit	15,823	14,710
Operating expenses:
Selling and marketing	2,423	2,262
General and administrative	6,064	4,626
Amortization	550	547
Operating income	6,786	7,275
Other income (expense):
Other	17	7
Interest expense	(430)	(1,316)
Other expense	(413)	(1,309)
Income before provision for income taxes	6,373	5,966
Provision for income taxes	2,147	1,986
Net income	$4,226	$3,980
Net income attributable to non-controlling interest	446	422
Net income attributable to Malibu Boats, Inc.	$3,780	$3,558

Comprehensive income (loss):
Net income	$4,226	$3,980
Other comprehensive loss, net of tax:
Change in cumulative translation adjustment	357	(1,257)
Other comprehensive loss, net of tax	357	(1,257)
Comprehensive income, net of tax	4,583	2,723
Less: comprehensive income attributable to non-controlling interest, net of tax	$484	$289
Comprehensive income attributable to Malibu Boats, Inc., net of tax	$4,099	$2,434

Weighted average shares outstanding used in computing net income per share:
Basic	17,734,390	17,942,085
Diluted	17,761,768	17,948,835
Net income available to Class A Common Stock per share:
Basic	$0.21	$0.20
Diluted	$0.21	$0.20

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

	September 30, 2016	June 30, 2016
Assets
Current assets
Cash	$16,293	$25,921
Trade receivables, net	15,593	14,690
Inventories, net	24,293	20,431
Prepaid expenses and other current assets	2,269	2,707
Income tax receivable	392	965
Total current assets	58,840	64,714
Property and equipment, net	17,776	17,813
Goodwill	12,646	12,470
Other intangible assets, net	11,231	11,703
Deferred tax asset	112,892	113,798
Other assets	30	32
Total assets	$213,415	$220,530
Liabilities
Current liabilities
Current maturities of long-term debt	$1,117	$8,000
Accounts payable	18,332	16,158
Accrued expenses	20,096	19,055
Income taxes and tax distribution payable	523	427
Payable pursuant to tax receivable agreement, current portion	4,189	4,189
Total current liabilities	44,257	47,829
Deferred tax liabilities	678	685
Payable pursuant to tax receivable agreement	89,561	89,561
Long-term debt	55,030	63,086
Other long-term liabilities	895	1,136
Total liabilities	190,421	202,297
Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 17,699,056 shares issued and outstanding as of September 30, 2016; 17,690,874 issued and outstanding as of June 30, 2016	176	176
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 23 shares issued and outstanding as of September 30, 2016 and June 30, 2016	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of September 30, 2016 and June 30, 2016	—	—
Additional paid in capital	44,571	44,151
Accumulated other comprehensive loss	(2,114)	(2,471)
Accumulated deficit	(24,522)	(28,302)
Total stockholders' equity attributable to Malibu Boats, Inc.	18,111	13,554
Non-controlling interest	4,883	4,679
Total stockholders’ equity	22,994	18,233
Total liabilities and stockholders' equity	$213,415	$220,530

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended September 30,
	2016	2015
Net income	$4,226	$3,980
Provision for income taxes	2,147	1,986
Interest expense	430	1,316
Depreciation	968	775
Amortization	550	547
Professional fees [1]	1,069	170
Acquisition and integration related expenses [2]	—	330
Stock based compensation expense [3]	465	340
Adjusted EBITDA	$9,855	$9,444
Adjusted EBITDA margin	15.9%	16.5%

(1)	Represents legal and advisory fees related to our litigation with MasterCraft Boat Company, LLC.
(2)	Represents legal and advisory fees as well as integration related costs incurred in connection with certain acquisition activities.
(3)
Represents equity-based incentives awarded to key employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

Exhibit 99.1

Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table sets forth a reconciliation of net income attributable to Malibu Boats, Inc. to Adjusted Fully Distributed Net Income for the periods presented (dollars in thousands, except share and per share data):

	Three Months Ended September 30,
	2016	2015

Net income attributable to Malibu Boats, Inc.	$3,780	$3,558
Provision for income taxes	2,147	1,986
Professional fees [1]	1,069	170
Acquisition and integration related expenses [2]	—	330
Fair market value adjustment for interest rate swap [3]	(245)	557
Stock based compensation expense [4]	465	340
Net income attributable to non-controlling interest [5]	446	422
Fully distributed net income before income taxes	7,662	7,363
Income tax expense on fully distributed income before income taxes [6]	2,720	2,614
Adjusted fully distributed net income	4,942	4,749

Adjusted Fully Distributed Net Income per share of Class A Common Stock [7]:
Basic	$0.26	$0.25
Diluted	$0.26	$0.25

Weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income [8]:
Basic	19,221,503	19,348,424
Diluted	19,221,503	19,348,424

(1)	Represents legal and advisory fees related to our litigation with MasterCraft Boat Company, LLC.
(2)	Represents legal and advisory fees as well as integration related costs incurred in connection with certain acquisition activities.
(3)	Represents the change in the fair value of our interest rate swap entered into on July 1, 2015.
(4)
Represents equity-based incentives awarded to key employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(5)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(6)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 35.5% of income before income taxes for the three months ended September 30, 2016 and 2015, assuming the conversion of all LLC Units into shares of Class A Common Stock. The estimated normalized annual effective income tax rate is based on the federal statutory rate plus a blended state rate adjusted for deductions under Section 199 of the Internal Revenue Code of 1986, as amended, state taxes attributable to the LLC, and foreign income taxes attributable to our Australian based subsidiary.

(7)	Adjusted fully distributed net income divided by the shares of Class A Common Stock outstanding in (8) below.
(8)
Represents the weighted average shares outstanding during the applicable period calculated as (i) the weighted average shares outstanding during the applicable period of Class A Common Stock, (ii) the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one-for-one basis and (iii) the weighted average fully vested restricted stock units outstanding during the applicable period that were convertible into Class A Common Stock and granted to directors for their services.